Exhibit 99.1

Press Release					February 18, 2004



Kentucky Bank Parent Increases Dividend



	Kentucky Bancshares, Inc., parent holding company for Kentucky Bank, announced today an increase in the quarterly dividend to shareholders. The payout will be 21 cents per share, up from 19 cents for each of the previous four quarters. This payment will be made March 31 to shareholders of record March 19, 2004. The company has a record of increasing its dividend each year since 1982.

	Kentucky Bancshares President Buckner Woodford made the announcement. " This marks 22 consecutive years we have been able to increase the dividend. I want to thank all our employees for effort they make and service they provide our customers. We value the relationship we have with our customers. Our bank wouldn't exist without them."

	Kentucky Bank has offices in Paris, Winchester, Georgetown, Versailles, Nicholasville, Wilmore, Cynthiana and North Middletown, all small communities that surround Lexington. At year-end assets totaled $500 million. It ranks 16th in size among the state's 221 banks. Shares of the parent holding company trade over the counter and are reported on the OTC Bulletin Board. The symbol is KTYB.OB.